EXHIBIT 99.4

GENERAL SECURITY AGREEMENT March 4, 2013 (the “Effective Date”) between Enhance Skin Products Inc., a corporation incorporated pursuant to the laws of the State of Nevada (hereinafter referred to as the “Debtor”) and Mercuriali Ltd., a limited company incorporated pursuant to the laws of England and Wales (hereinafter referred to as the “Creditor”)

WHEREAS the Debtor is indebted to the Creditor in respect of the Mercuriali Loan Amount as such term is defined in the Loan Agreement between the Debtor, the Creditor and Samuel Asculai made on the Effective Date;

AND WHEREAS the Debtor agrees that it is in the best interests of the Debtor to provide security to the Creditor in respect of the amounts owing by the Debtor to the Creditor;

AND WHEREAS the Debtor and the Creditor agree that such security should be granted to the Creditor in a comprehensive and complete form, charged against all of the undertaking and assets of the Debtor;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

l.  The parties agree that each of the above recitals is true in substance and in fact and shall form part of this Agreement.

2.  The Debtor hereby grants to the Creditor, by way of mortgage, charge, assignment, and transfer, a security interest (hereinafter referred to as the "Security Interest") in the undertaking of the Debtor and in all goods (including all parts, accessories, special tools, additions and accessions thereto), chattel paper, documents of title (whether negotiable or not), instruments, intangibles and securities now owned or hereafter owned or acquired by or on behalf of the Debtor (including such and same as may be returned to or repossessed by the Debtor) and in all proceeds and renewals thereof, accessions thereto and substitutions therefor (hereinafter collectively called the "Collateral") including, without limitation, all of the following now owned or hereafter owned or acquired by or on behalf of the Debtor;

(a) All inventory of whatever kind and wherever situate (hereinafter called "Inventory");

(b) All equipment (other than inventory) of whatever kind and wherever situate, including, without limitation, all machinery, tools, apparatus, plant, furniture, fixtures and vehicles of whatsoever nature or kind;

(c) All book accounts, and book debts and generally all accounts, debts, dues, claims, chooses in action and demands of every nature and kind howsoever arising or secured including letters of credit and advices of credit, which are now due, owing or accruing or growing due to or owned by or which may hereafter become due, owing or accruing or growing due or owned by the Debtor (hereinafter called the "Debt");

(d) All deeds, documents, writings, papers, books of account and other books relating to or being records of debts, chattel paper or documents of title or by which such are or may hereafter by secured, evidenced, acknowledged or made payable;

(e) All contractual rights and insurance claims and all goodwill, patents, trade marks, copyrights, and other industrial property;

(f) All monies other than trust monies lawfully belonging to others;

(g) All property described in any schedule now or hereafter annexed hereto.

3.  The security interest granted by the Debtor to the Creditor shall not extend to or apply to, and the collateral shall not include, the last day of any term of lease or agreement for lease.

4.  The security interest granted by the Debtor to the Creditor hereby secures payment and satisfaction of any and all obligations, indebtedness and liability of the Debtor to the Creditor, including interest thereon and costs of collection thereof, present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, wheresoever and howsoever incurred and any ultimate unpaid balance thereof and whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and whether the Debtor be bound alone or with another or with others and whether as principal or surety (hereinafter collectively called the "indebtedness").

5.  The Creditor, in its sole discretion, may declare all or any part of the indebtedness which is not by its terms payable on demand to be immediately due and payable, without demand or notice of any kind, in the event of a default as defined below, or if the Creditor believe in good faith that the prospect of payment of all or any part of the indebtedness or performance of the Debtor's obligations under this agreement or any other agreement now or hereafter in effect between the Debtor and the Creditor is impaired. The provisions of this clause shall not affect the right of the Creditor with respect to indebtedness which may now or hereafter be payable on demand.

6. The happening of any of the following events or the fulfilling of any of the following events shall constitute default hereunder (hereinafter called "Default"):

(a) failure to pay when due, whether by acceleration or otherwise, any principal or interest forming part of the indebtedness or any failure of the Debtor to observe or perform any obligation, covenant, term, provision or condition contained in this security agreement or any other agreement between the Debtor and the Creditor;

(b) the bankruptcy or insolvency of the Debtor including the filing against the Debtor of a petition in bankruptcy, the making of an assignment for the benefit of any creditors of the Debtor, the appointment of a receiver or trustee for the Debtor or for any assets of the Debtor or the institution by or against the Debtor of any other type of insolvency proceeding under the Bankruptcy Act or otherwise;

(c) the institution by or against the Debtor of any formal or informal proceeding for the dissolution or liquidation or settlement or claim against or winding up affairs of the Debtor;

(d) any encumbrance affecting collateral becoming enforceable against the collateral;

(e) if the Debtor ceases or threatens to cease to carry on business or makes or agrees to make a bulk sale of assets or commits or threatens to commit an act of bankruptcy;

(f) if any execution or other process of any court becomes enforceable against the Debtor or if a distress or any other process is levied against the assets of the Debtor or any part thereof.

7.  Upon default the Creditor may appoint by instrument in writing any person to be a receiver and manager of the collateral and may remove any receiver so appointed and appoint another in his stead.  Any such receiver shall, so far as responsibility for his acts is concerned, be deemed to be the agent of the Debtor and not of the Creditor and the Creditor shall not in any way be responsible for any misconduct, negligence or nonfeasance on the part of any such receiver, his servants, agents or employees.

Subject to the provisions of the instrument appointing him any such Receiver shall have the power to take possession of the collateral, to preserve the collateral of its value, to carry on or concur in the carrying on of all or any part of the business of the Debtor and to sell, lease or otherwise dispose of or concur in the selling, leasing or other disposition of the collateral. To facilitate the foregoing powers any such Receiver may, to the exclusion of all others, including the Debtor, enter upon, use and occupy all premises owned or occupied by the Debtor wherein the collateral may be situate, maintain collateral upon such premises, borrow money on a secured or unsecured basis and use collateral directly in carrying on the Debtor's business or as security for loans or advances to enable him to carry on the Debtor's business or otherwise as such Receiver shall, in his sole discretion, determine.

Except as may be otherwise directed by the Creditor, all monies received from time to time by such Receiver in carrying out his appointment shall be received in trust for and paid over to the Creditor.  Every such receiver may, in the discretion of the Creditor, be vested with all or any of the rights and powers of the Creditor.

8.  Upon default the Creditor may, either directly or through its agents or nominees, exercise all of the powers and rights given to a Receiver by virtue of the foregoing section.

9.  The Creditor may take possession of, collect, demand, sue on, enforce, recover and receive collateral and give valid and binding receipts and discharges therefor and with respect thereof and upon default, the Creditor may sell, lease or otherwise dispose of collateral in such manner, at such time or times and place or places and for such consideration and upon such terms and conditions as to the Creditor may seem reasonable.

10. In the event any provision of this security agreement, as amended from time to time, shall be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions of this security agreement shall remain in full force and effect.

11. No delay or omission by the Creditor in exercising any right or remedy hereunder or with respect to any indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Further, the Creditor may remedy any default of the Debtor hereunder or with respect to any indebtedness in any reasonable manner without waiving any other prior or subsequent default of the Debtor. All rights and remedies of the Creditor granted or recognized herein are cumulative and may be exercised any time and from time to time independently or in combination.

12. This security agreement and the security afforded hereby is in addition to and not in substitution for any other security now or hereafter held by the Creditor and is, and is intended to be, a continuing security agreement and shall remain in full force and effect until the Creditor shall in writing discharge the security agreement.

13. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

14. This security agreement and the transaction as evidenced hereby shall be governed by and construed in accordance with the laws of the  State of Nevada.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered effective as of the date first written above.

MERCURIALI LTD.	ENHANCE SKIN PRODUCTS INC.

Donald Nicholson	Chris Hovey
Chief Executive	Vice President and Chief Operating Officer